Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
TXU is Transforming to Meet Texans’ Long-Term Power Needs
TXU is being transformed. We are changing to better meet Texas’ power needs. We are changing to become a more customer-centered, innovative and technology-driven company. We are changing to become a better steward of the environment. And we are changing the structure of our businesses to better serve our customers, our employees and the state of Texas.
Central to this new vision will be a more responsive and long-term approach to meeting Texas’ power needs. While first making sure that we meet Texas’ near-term power demands, we will also increase our efforts to develop and deploy new technologies and alternative resources that will provide clean, reliable and affordable power to customers well into the future. To complement this commitment to renewable and alternative sources of power, the company also will bring to market new ways to help customers better manage and conserve power.
This transition will be seamless to our customers — current employees will continue to operate the company, customer service and billing processes will remain the same, and the company’s businesses will maintain headquarters in the Dallas/Fort Worth area. TXU Energy customers will experience no disruptions or changes in service.
TXU will un-bundle its segments into three separate businesses to focus on their distinct roles and customer needs — TXU Energy (retail), Oncor (electric delivery), and Luminant Energy (power).
A new vision is driving this journey of transformation. This process will give us a stronger position for meeting the complex energy challenges of Texas now and for the future.
Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE

COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.